EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                CONTACT: RICHARD D. COLEMAN
                                                (757) 480-6806

                        FARM FRESH RECEIVES CONFIRMATION
                         OF ITS PLAN OF REORGANIZATION

        RICHMOND, VA and NORFOLK, VA - February 23, 1998 - Richfood Holdings, Inc. (NYSE:RFH), the leading wholesale food distributor in the Mid-Atlantic region, and Farm Fresh, Inc., a privately-held supermarket chain based in Norfolk, Virginia, announced today that the U.S. Bankruptcy Court for the District of Delaware has confirmed Farm Fresh's plan of reorganization, pursuant to which a wholly-owned subsidiary of Richfood Holdings, Inc. would acquire substantially all of the assets, and assume certain liabilities, of Farm Fresh under the terms of a previously announced agreement. The Farm Fresh sale to Richfood is expected to close during the first week of March 1998.